EXHIBIT 5.5

CONSENT OF EDWIN GUTIERREZ

CONSENT OF AUTHOR / EXPERT

I hereby consent to:

1.	the use of my name, Edwin Gutierrez, and reference to my name, the technical report entitled “Fortuna Silver Mines Inc.: Lindero Property, Salta Province, Argentina” dated effective October 31, 2017, evaluating the Lindero Property of the Company (the “Lindero Report”), and the information contained in the Lindero Report described or incorporated by reference in the Company’s Registration Statement on Form F-10 filed with the United States Securities and Exchange Commission; and

2.	the use of my name, Edwin Gutierrez, and reference to my name and the Lindero Report under the headings “Interest of Experts” and “Technical and Third-Party Information” in the Company’s short form base shelf prospectus dated April 29, 2020.

Dated: April 29, 2020

/s/ Edwin Gutierrez___________

Edwin Gutierrez,

Registered Member of the Society for Mining, Metallurgy and Exploration, Inc.